EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Appoints Mr. Donghao Yang as Chief Financial Officer

Mr. Joseph Chow to Serve on Board of Directors and in Ongoing Executive Advisory Role

Qingdao, China and Rockville, Md. – May 4, 2010 -- Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, today appointed Mr. Donghao Yang to the position of Chief Financial Officer.  Mr. Yang takes over for Mr. Joseph Chow, who has been the interim Chief Financial Officer since November 2009, and who will remain in that role through June 10, 2010, to oversee and complete the Company’s fiscal year 2010 reporting period.  Mr. Chow has also been appointed to the Company’s Board of Directors, effective immediately, and will remain a member of the executive management team in the role of advisor to the Chairman of the Board of Directors.

Mr. Yang, 39, brings to Synutra over 15 years of public company, U.S. GAAP and U.S. capital markets experience.  He has held senior executive and managerial positions in various public and private companies, including as CFO, Greater China, of Tyson Foods, Inc. (NYSE: TSN) from March 2007 to April 2010, as Finance Director Asia Pacific of Valmont Industries, Inc. (NYSE: VMI) from October 2003 to March 2007, and as Director in China Minmetals Brazil Holding Limited from January 1999 to April 2001. Prior to that, Mr. Yang held managerial positions in the export and commodities trading divisions of the China Minmetals Group.  Mr. Yang obtained an MBA from the Harvard Business School in 2003 and a Bachelor of Arts degree in Economics from the Nankai University in 1993.

Mr. Liang Zhang, Chairman and CEO of Synutra stated, “We are delighted to have Mr. Yang join our executive management team. Mr. Yang’s corporate management and capital markets experience will prove invaluable to Synutra as we continue to reach our growth objectives and strategic initiatives in the future.”

Zhang continued, “Additionally, Mr. Chow’s expertise as interim CFO has been a critical component in our profitability plan and we welcome his continued leadership as a new board director and advisor.  We believe that Mr. Chow and Mr. Yang enhance Synutra with deep perspectives on corporate governance practices, strategic decision making and experience in the global capital markets."

Mr. Chow has over 16 years of experience in corporate finance, financial advisory and management and has held senior executive and managerial positions in various public and private companies.  Prior to joining Synutra, Mr. Chow was managing director of Goldman Sachs (Asia) LLP from 2008 to 2009.  Prior to that, he served as an independent financial consultant from 2006 to 2008, as chief financial officer of Harbor Networks Limited from 2005 to 2006, and as chief financial officer of China Netcom (Holdings) Company Limited from 2001 to 2004.  Prior to that Mr. Chow also served as the director of strategic planning of Bombardier Capital, Inc., as vice president of international operations of Citigroup and as the corporate auditor of GE Capital.  Mr. Chow currently sits on the board as an independent non-executive director for Kasen International Holdings Limited (HK: 496) and for Intime Department Store (Group) Co., Ltd. (HK: 1833) Mr. Chow obtained an MBA from the University of Maryland at College Park, and a Bachelor of Arts degree in political science from Nanjing Institute of International Relations.

Mr. Joseph Chow replaces Mr. William Wu, who will stay on as a member of the management team and will no longer serve on the board of directors.

About Synutra International, Inc.
Synutra International Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan," or "Synutra," name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering 30 provinces and provincial-level municipalities in China. As of December 31, 2009, this network comprised over 540 distributors and over 1000 sub-distributors who sell Synutra products in over 67,000 retail outlets. Additional information about Synutra International, Inc. can be found at www.synutra.com.

Forward-looking Statements: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of our products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in the "Item 1. Business," "Item 1A. Risk Factors," "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," and other sections in Synutra's Form 10-K filed with the Securities and Exchange Commission on June 15, 2009. The forward-looking statements are made as of the date of this press release. Synutra International Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
301-840-3888